Exhibit 10.1

December 17, 2021

David Schlanger

c/o Progyny, Inc.

1359 Broadway, 2nd Fl

New York, NY 10018

Re:Amended and Restated Employment Agreement with Progyny, Inc.

Dear David:

This letter agreement (this “Agreement”) confirms the terms and conditions of your ongoing employment with Progyny, Inc. (“Progyny” or the “Company”), and replaces your previous employment letter dated December 14, 2016, as previously amended on August 18, 2018 and July 1, 2019 (the “Prior Agreement”).  This Agreement will be effective as of January 1, 2022 (the “Effective Date”).

1.Your Position; Salary; Bonus Eligibility.  Commencing on the Effective Date, you will be employed on a part-time basis as Executive Chairman. In connection with the change in your position, your base salary will be decreased to $20,833.33 per month ($250,000.00 per year), subject to payroll deductions and applicable withholdings, paid on the Company’s regular payroll pay dates. Your key responsibilities as Executive Chairman will be strategy and corporate development, messaging and communication to the investment community and healthcare industry and consulting and advising with the Chief Executive Officer on key business issues and decisions. The Company may modify your compensation, position, duties and work location from time to time in its discretion, subject to your rights, if applicable, to severance as set forth herein.  As Executive Chairman, you will continue to serve as a member of the Board, subject to any required Board and/or stockholder approval.  In the event of the termination of your employment for any reason (whether at your request or the Company’s request), or your removal from the position of Executive Chairman, you agree to promptly resign as a member of the Board, and all positions you hold with the Company or any of its subsidiaries, effective no later than such termination or removal date.  Throughout this letter, references to approval or determination by the Board (or similar phrasing) shall mean approval by the Board with you recusing yourself from any such determination.

You will be expected to work a sufficient number of hours as required by the nature of your work assignments to perform your duties. You will have discretion as to when to come into the facility and as to which facility you report to.

Throughout your employment with the Company, you shall continue to devote your best efforts to the business and affairs of the Company, and you agree that you shall not have any other employment or consulting arrangements that will interfere with your ability to perform your duties, pose a conflict of interest, violate the Noncompete Agreement or as the Company may expressly agree in writing. If such activities do interfere with the performance of your duties hereunder or present a conflict of interest with the Company, you must receive Board approval in order to continue participating in those activities.

Commencing with the fiscal year ending on December 31, 2022 and thereafter, you will be eligible to receive an annual discretionary performance of up to a maximum of 100% of your annual salary, subject to payroll deductions and applicable withholdings, and, if the Board adopts a bonus plan applicable to Company executives, subject to the terms and conditions of such plan. Whether you receive a bonus for any given year, and the amount of any such bonus, will be determined by the Board in its good faith discretion based upon the Company’s and your achievement of objectives and milestones to be determined on an annual basis by the Board. Except as otherwise specified in Section 5 of this Agreement, (i) you must remain an active employee through the date of payment of any such bonus in order to earn and receive that bonus and (ii) you will not be eligible for, and will not earn, any bonus (including a prorated bonus) if your employment terminates for any reason before the applicable bonus payment date.

2.Stock Options; RSUs and PRSUs.  (a) You have previously been granted options to purchase shares of the Company’s common stock (such options together with any other options that may be granted to you in the future, shall collectively be referred to in this Agreement as “Options”) and shall remain outstanding and continue in full force and effect in accordance with their respective terms (including, without limitation, the terms in Sections 5(b) and 5(c) below). (b) In addition, you will be granted on the Effective Date, (i) a nonqualified option to purchase 333,000 shares of the Company’s common stock (the “New Options”), (ii)  84,000 restricted stock units (the “New RSUs”) and (iii) 83,000 performance-based restricted stock units, which will vest upon the attainment of specified performance goals over a five (5) year period (the “New PRSUs”, and together with the New Options and the New RSUs, the “New Grants”), in each case subject to the terms of the 2019 Equity Incentive Plan and the standard award agreement thereunder, subject to sections 5(b) and 5(c) below. Subject to your continued employment on the applicable vesting dates (except as set forth below in Sections 5(b) and 5(c)), the New Options and New RSUs will vest over the four-year period following the Effective Date, with 25% vesting on the one-year anniversary of the Effective Date and the remaining 75% vesting in equal quarterly installments over the following 36 months (with full vesting on the fourth anniversary of the Effective Date).

3.Benefits.  You will continue to be eligible to participate in the Company’s employee benefit plans and paid time off policies of general application as they may exist from time to time, subject to any eligibility requirements imposed by such plans. The Company reserves the right to change or otherwise modify, in its sole discretion, the benefits offered to employees to conform to the Company’s general policies as they may be changed from time to time.

4.Confidentiality.  As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company.  To protect the interests of the Company, you hereby ratify the “Proprietary Information, Inventions and Non-Solicitation/Non-Competition Agreement” you previously signed.  You agree that you have not, and during the period that you render services to the Company, will not (i) engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company, or (ii) assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

5.At-Will Employment; Termination of Employment; Severance.

a. At-Will Employment. Your employment with the Company will be “at will.” You may terminate your employment with Company at any time and for any reason whatsoever (or no reason) simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without Cause (as defined below) or advance notice. Your employment with the Company may also be terminated due to your death or disability. Neither the vesting of any option described in this Agreement (nor any other provision of this Agreement or any other agreement between you and the Company), nor your participation in any stock option, incentive bonus, or other equity or benefit program in the future, is to be regarded as assuring you of continuing employment for any particular period of time. Your employment at-will status can only be modified in a written agreement signed by you and by a duly authorized officer of the Company (other than you).

b. Termination Without Cause or Resignation for Good Reason Not in Connection with an Acquisition. In the event your employment with the Company (or its subsidiaries) is terminated by the Company (or its subsidiaries) without Cause or you resign for Good Reason (as defined below), in each case other than during the Change of Control Severance Period (as defined below), then provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that you remain in compliance with the terms of this Agreement, the Company shall provide you with the following severance benefits:

(i) Severance Pay. The Company shall pay you, as severance, the equivalent of twelve (12) months of your base salary in effect as of your employment termination date, subject to standard payroll deductions and withholdings. Subject to Section 7(a), this severance amount will be paid in installments in the form of continuation of your base salary payments, paid on the Company’s ordinary payroll dates, commencing on the Company’s first regular payroll date that is more than 60 days following such termination of your employment (the “Starting Date”), and shall be for any accrued base salary for the 60-day period plus the period from the 60th day until the regular payroll pay date, if applicable, and all salary continuation payments thereafter, if any, shall be made on the Company’s regular payroll dates.

(ii)Bonus. The Company shall pay you your current year target bonus in effect at the time of termination, prorated (based on completed months of service) to the date of termination. Such amount will be paid on the Starting Date. For any bonus amounts relating to the prior year, you will be eligible to receive such bonus to the extent earned as determined by the Board or Company in its sole discretion, payable on the Starting Date, or if not yet determined, then within 60 days following such board of Company determination.

(iii) Health Insurance. Provided that you timely elect continued coverage under COBRA, the Company shall pay your COBRA premiums to continue your coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the date of your Separation from Service and ending on the earliest to occur of: (i) the duration of the salary continuation period set forth in Section 5(b)(i) above; (ii) the date you become eligible for group health insurance coverage through a new employer; and (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination, subject to Section 7(a). In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for you and your eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. You may, but are not obligated to, use such Special Cash Payments toward the cost of COBRA premiums. In the event the Company opts for the Special Cash Payments, then on the thirtieth (30th) day following your Separation from Service, the Company will make the first payment to you under this paragraph, in a lump sum, equal to the aggregate Special Cash Payments that the Company would have paid to you through such date had the Special Cash Payments commenced on the first day of the first month following the Separation from Service through such thirtieth (30th) day, with the balance of the Special Cash Payments paid thereafter on the schedule described above, subject to Section 7(a).

(iv)Vesting Acceleration; Extension of time to Exercise. The vesting of any then-unvested shares subject to the Options shall be accelerated in an amount equal to twelve (12) months of vesting, up to the full vesting of the grant, such that the accelerated vesting shares subject to the Options shall be deemed immediately vested and exercisable as of your last day of employment.  Additionally the Options shall be exercisable for twelve (12) months following your last day of employment (but no later than the expiration of the original term). In addition, if any other form of equity compensation is awarded to you during your employment, including without limitation the New Grants (the “Other Equity”), the vesting of any of the then-unvested equity that would have vested over the following twelve months shall be accelerated and deemed vested on the date of termination and paid or delivered in accordance with the award agreement, but no later than March 15 of the year following the year in which the termination occurs and  subject to Section 7(a). Notwithstanding the foregoing, with respect to the New PRSUs,100% of such grant will vest in the event of such a termination whether or not the performance goals have been attained.

c.Termination Without Cause or Resignation for Good Reason in Connection with an Acquisition. In the event your employment with the Company (or its subsidiaries) is terminated by the Company (or its subsidiaries) without Cause, or you resign for Good Reason, in either case (x) during the period (the “Change of Control Severance Period”) commencing with the date that is one (1) month prior to the execution of a definitive agreement governing an Acquisition (as defined below) and ending on  the two (2) year anniversary of the closing of the same Acquisition, or (y) within two (2) years after the closing of any other Acquisition, then provided such termination constitutes a Separation from Service, and provided that you remain in compliance with the terms of this Agreement, the Company shall provide you with the following severance benefits:

(i)Severance Pay.  The Company shall pay you, as severance, the Severance Payments, under the terms and conditions set forth in Section 5(b)(i) above.

(ii)Bonus. The Company shall pay you (A) your bonus for the year prior to the year of termination, to the extent not previously paid, calculated under the terms and conditions set forth in Section 5(b)(ii) above and (B) a pro rata portion of the bonus for the year in which the termination occurs calculated under the terms and conditions set forth in Section 5(b)(ii) above based on the number of days worked in such year. Such payments to be made within sixty days of the date of termination, subject to Section 7(a).

(iii)Health Insurance.  The Company shall pay your COBRA Premiums or Special Cash Payment, as applicable, through the COBRA Premium Period, under the terms and conditions set forth in Section 5(b)(iii) above.

(iv)Vesting Acceleration; Extension of time to Exercise. The vesting of any then-unvested shares subject to the Options shall be accelerated such that 100% of the shares subject to the Options shall be deemed immediately vested and exercisable as of your last day of employment.  Additionally the Options shall be exercisable for twelve (12) months following your last day of employment (but no later than the expiration of the original term). In addition, any Other Equity shall be deemed 100% vested (including with respect to the PRSUs whether or not the performance goals have been attained) and paid or delivered in accordance with the applicable award agreement, but no later than March 15 of the year following the year in which the termination occurs and subject to Section 7(a).

d. Resignation without Good Reason; Termination for Cause; Death or Disability. If at any time the Company terminates your employment for Cause, you resign your employment without Good Reason, or your employment terminates upon your death or disability, then (i) you will no longer vest in the Options or Other Equity, (ii) all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned), and (iii) you will not be entitled to any severance benefits (except as otherwise below related to Disability (as defined in the applicable option plan)). In addition, you shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates (including without limitation any subsidiaries), each effective on the date of termination.  Notwithstanding the foregoing, if your employment terminates (i) as a result of your Disability (as defined in the applicable option plan pursuant to which your Option is granted but no later than the expiration of the original term), the Option shall be exercisable for twelve (12) months following your last day of employment and (ii) as a result of your death, the Options or Other Equity granted under the Company’s 2019 Equity Incentive Plan shall be deemed vested pursuant to the terms of such plan.

6.Conditions to Receipt of Severance Benefits. The receipt of any severance benefits as described in Section 5 above will be subject to and conditioned upon your signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Separation Agreement”) within the time period specified therein, but in any event no later than sixty (60) days following your Separation from Service date. No severance benefits of any kind will be paid or provided until the Separation Agreement becomes effective. Pursuant to or in connection with any termination of service to the Company, you shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates (including without limitation any subsidiaries), each effective on the date of termination. For avoidance of doubt, under no circumstances will you receive severance benefits under both Sections 5(b) and 5(c) herein.

7.Tax Matters.

a.It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent no so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

b.To the extent the Parachute Payment Vote (as defined below) is permitted by the Regulations (as defined below), and you agree to waive (as would be required under the Regulations) the right to all or any portion of the payment or benefit you would receive pursuant to an Acquisition as a result of the provisions of this Agreement that would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) be subject to the excise tax imposed by Section 4999 of the Code (the “At-Risk Payments”), the Company shall use commercially reasonable efforts to timely solicit stockholder approval of the At-Risk Payments (the “Parachute Payment Vote”) in accordance with the requirements of Treasury Regulations § 1.280G-1, Q&A-7 or any successor thereto (the “Regulations”).

c.Excise Taxes.  Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit you  would receive from the Company under this Agreement or otherwise (including, without limitation, any payment, benefit, entitlement or distribution paid or provided by the person or entity effecting the change in control) in connection with an Acquisition (the “Total Payments”) (a) constitute “parachute payments” within the meaning of Section 280G of the Code, and (b) but for this Section 7(c), would be subject to the excise tax imposed by Section 4999 of the Code, then you will be entitled to receive either (i) the full amount of the Total Payments (taking into account the full value of the equity awards), or (ii) a portion of the Total Payments having a value equal to $1 less than three (3) times your “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code),  whichever of clauses (i) and (ii), after taking into account applicable federal, state, and local income and employment taxes and the excise tax imposed by Section 4999 of the Code, results in your receipt, on an after-tax basis, of the greatest portion of the Total Payments.  Any determination required under this Section 7(c) shall be made in writing by the independent public accountants of the Company (the “Accountants”), whose determination shall be conclusive and binding for all purposes upon you and the Company. For purposes of making the calculations required by this Section 7(c), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.  If there is a reduction pursuant to this Section 7(c) of the Total Payments to be delivered to you, such reduction shall occur in the following order: (i) any cash severance payable by reference to your base salary or annual bonus, (ii) any other cash amount payable to you, (iii) any benefit valued as a “parachute payment,” and (iv) acceleration of vesting of any equity award.  This Section 7(c) shall not apply, however, to any payment or benefit if the application of Section 280G(b)(5) of the Code to such payment or benefit results in such payment or benefit not constituting a parachute payment under Section 280G(b)(2).  For the avoidance of doubt, in the event additional Total Payments are made to you after  the  application  of  the  cutback  in  this  Section 7(c),  which  additional  Total Payments result in the cutback no longer being applicable, the Company shall pay you an additional amount equal to the value of the Total Payments which were originally cutback. The Company shall determine at the end of each calendar year whether any such restoration is necessary based on additional Total Payments (if any) made during such calendar year, and shall pay such restoration not later than March 15 of the following calendar year.

8.Definitions. For purposes of this Agreement:

a. “Acquisition” shall have the same meaning as a “Change in Control” as defined in the Progyny, Inc. 2019 Equity Incentive Plan.

b. “Cause” for your employment termination will be deemed to exist at any time after the occurrence of one of more of the following: (i) your commission of, conviction for, or guilty plea to, a felony or crime involving moral turpitude; (ii) a willful refusal by you to comply with the lawful, material and reasonable instructions of the Company (or its subsidiaries), or to otherwise materially perform your duties as lawfully and reasonably determined by the Company (or its subsidiaries), in each case that is not cured by you (if such refusal is of a type that is capable of being cured) within 15 days of written notice being given to you of such refusal; (iii) any willful act or acts of dishonesty undertaken by you and intended to result in your (or any other person’s) material gain or personal enrichment at the expense of the Company, its subsidiaries or any of its or their customers, partners, affiliates, or employees; (iv) any willful act of gross misconduct by you which is injurious to the Company or its subsidiaries; or (v) any material breach by you of your obligations under any agreement between you and the Company or its subsidiaries, including without limitation this Agreement or your Proprietary Information, Inventions and Non-Solicitation/Non-Competition Agreement, that is not cured by you (if such breach is of a type that is capable of being cured) within 15 days of written notice being given to you of such breach.

c.“Good Reason” means the occurrence of any of the following without your prior written consent: (i) a material reduction in your then-current annual base salary; except for a reduction (not to exceed 10%) that is part of a proportional reduction of the base salaries of all Company executives; (ii) relocation of your principal place of employment to a place that increases your one-way commute by more than thirty (30) miles as compared to your then-current principal place of employment immediately prior to such relocation; or (iii) a material and adverse change in your duties and responsibilities (it being agreed that a change in duties and responsibilities following an Acquisition that is inherent in the Company becoming a part of a larger business organization shall not constitute a material adverse change); provided, however, that a resignation by you shall not be considered to be for a “Good Reason” under this agreement unless (i) you provide written notice to the Board of the occurrence of the event which you contend constitutes Good Reason within thirty (30) days after the date such event occurs, which notice states your intention to resign for a “Good Reason” under this Agreement as a result thereof, (ii) the Company does not effect a cure with respect to such event within thirty (30) days after receipt of such written notice, and (iii) you thereafter resign and cease to perform services as an employee of the Company within ten (10) days after the expiration of the Company’s cure period. Good Reason shall also include you resigning from all Company positions for any reason during the Change of Control Severance Period but no earlier than nine months after an Acquisition. The changes contemplated by this Agreement shall not constitute Good Reason under any agreement with the Company or for any purpose You agree to provide 60 days prior written notice to the Company of your decision to resign pursuant to this provision.

9.Arbitration.  As a condition of your ongoing employment with Company, you and the Company agree to submit to mandatory final, binding and confidential arbitration any and all disputes, claims or controversies arising out of, related to or connected with your employment with the Company, including, but not limited to, claims of discrimination, harassment, unpaid wages, breach of contract (express or implied), wrongful termination, torts, claims for stock or stock options, as well as claims based upon any federal, state or local ordinance, statute, regulation or constitutional provision, including, but not limited to, the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., the Employee Retirement Income Security Act (ERISA), 29 U.S.C. § 1001, et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., and 42 U.S.C. § 1981, and any and all state or local laws prohibiting discrimination or regulating any terms or conditions of employment “Arbitrable Claims”).  Arbitration shall be the exclusive method by which to resolve all Arbitrable Claims and shall be final and binding upon the parties.  BY AGREEING TO THIS ARBITRATION PROCEDURE, YOU AND THE COMPANY HEREBY WAIVE ANY RIGHTS EITHER MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.  The arbitration shall be conducted pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, and to the fullest extent permitted by law, in New York, New York by a single arbitrator conducted by JAMS, Inc. (“JAMS”) under the then-applicable JAMS rules (which can be found at http://www.jamsadr.com/rulesclauses).  In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity.  The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.  In any arbitration proceeding, you will have the right to be represented by legal counsel at your own expense (subject to applicable law requiring that the Company pay the fees and/or costs of your legal counsel).  The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based.  The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration proceedings.  The Company shall pay all costs and fees in excess of the amount of court fees that you would be required to incur if the dispute were filed or decided in a court of law.  Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

10.Entire Agreement.  This Agreement, together with the Proprietary Information, Inventions and Non-Solicitation/Non-Competition Agreement and the equity documentation referred to herein, will form the complete and exclusive statement of your employment agreement with the Company.  It supersedes any other agreements or promises with respect to your employment made to you by anyone, whether oral or written, and other than those changes expressly reserved to the Company’s discretion in this letter, this letter can only be modified in a written agreement signed by you and a duly authorized officer of the Company.

11.Acceptance.  To indicate your acceptance of this Agreement, please sign and date this Agreement and return the signed copy to me.

Very truly yours,

PROGYNY, INC.

/s/ Pete Anevski
SIGNED: Pete Anevski

I have read and understood this Agreement and hereby acknowledge, accept and agree to the terms as set forth above.

/s/ David Schlanger	12/23/2021
SIGNED: David Schlanger	DATE